EXHIBIT 10.1

YORKSHIRE CAPITAL ADVISORS, LLC

April 30, 2015

Via Email

Robert Sand, CEO

FBEC Worldwide, Inc.

1621 Central Avenue

Cheyenne, WY 82001

Re:       Exclusive Engagement Agreement

Dear Robert,

The following exclusive engagement agreement sets forth the terms and conditions of the consultant-client relationship between Yorkshire Capital Advisors LLC (“Consultant”) and FBEC Worldwide, Inc., (the “Client”). This agreement contains a statement of your rights and responsibilities pursuant to services to be provided. Your signature on this document will reflect the Client's consent to be bound by the terms and conditions contained herein. Please read and consider all provisions before signing.

This written engagement agreement, prepared by the consultant, shall clearly address the objectives of representation and detail the fee arrangement, including all material terms. These fees are not to be based on criteria apart from, or in addition to, hourly rates, such criteria (e.g., unique time demands and/or utilization of unique expertise) shall be delineated. The Client shall receive a copy of the written engagement agreement and any additional clarification requested and is advised not to sign any such agreement which the Client finds to be unsatisfactory or does not understand.

The objective of the consultant representation contemplated herein is to successfully provide acquisition opportunities and management services specifically related to SEC Guidelines. The consultant may require the authorization from the Client, from time to time’ to provide written confirmation to the Issuer authorizing the Consultant to work directly with the Issuer. As such, as your consultant, and pursuant to this agreement, I shall take all reasonable and necessary action on your behalf in order to fulfill Client objectives in SEC compliance matters, operations and acquisition of assets.

Representation will commence upon the signing of this written engagement agreement. My representation shall continue until the Client or Consultant decides that these services are no longer required. The consultant will provide competent representation, which requires evaluation of each investment, interaction legal knowledge, skill, thoroughness, and preparation to handle those matters set forth in this written engagement agreement. The consultant will act with reasonable diligence and promptness, as well as use our best efforts on behalf of the Client. The Consultant cannot guarantee results.

The consultant will abide by the Client’s decision concerning the objectives of representation and will endeavor to explain any matter to the extent reasonably necessary to permit the client to make informed decisions regarding representation. During the course of representation and afterward, the consultant may not use or reveal a Client’s confidence or secrets, except as required or permitted by law.

The consultant will keep the Client reasonably informed about the status of representation and will promptly respond to reasonable requests for information. The Client shall be truthful in all discussions with the consultant and both parties shall provide all information or documentation required to enable the consultant to provide competent representation. During representation, the Client is entitled to receive all substantive documents prepared on behalf of the Client and every document received from any other company and/or consultant of record. At the end of the representation and on written request from the Client, the consultant will return to the client all original documents and exhibits. In the event that the consultant withdraws from representation, or is discharged by the Client, the consultant will return to the substituting consultant (or, if no substitutions, to the client) all original documents and exhibits within thirty (30) days of the consultant’s withdrawal or discharge.

The consultant cannot be required to engage in conduct which is illegal, unethical, or fraudulent. A consultant who cannot ethically abide by his client’s directions shall be allowed to withdraw from representation.

The Consultant will specifically take action to work with each of the services mentioned herein and made on behalf of the Client. The Client agrees to pay a retainer of $225,000, and a $30,000 per month management fee, plus 10% of the Gross Value of any Asset Acquisition. The Consultant will assist the Company with specific compliance requirements for SEC reporting obligations, manufacturing and operations. The retainer may be paid in partial payments. The fee for this matter will be based upon a strategy whereas a customary due diligence fee has been determined for the work involved in coordinating the resources required in this matter.

In determining the reasonableness of the fees, the following are taken into consideration: the skill and standing of the consultant, the nature of the transactions, the novelty and difficulty of the issues involved, the amount and importance of the subject matter, the degree of responsibility involved, the time and labor required, the usual and customary charge in the community, and the resulting benefit to you. You have the right to review this agreement with an independent attorney if you so desire. Prior to signing, please contact us with any questions or problems regarding this agreement.

Yours very truly,

/s/ Donna Murtaugh
Donna Murtaugh, Managing Partner

Agreed to and accepted this 30th day of April, 2015

/s/ Robert Sand

By:     Robert Sand, CEO
           FBEC Worldwide, Inc.